Exhibit 99.1

NextDecade Announces US$50 Million Investment by Mubadala

● Mubadala makes investment in leading LNG project developer adding to significant global energy portfolio

HOUSTON and ABU DHABI (October 24, 2019) -- NextDecade Corporation (NextDecade) (NASDAQ: NEXT) and Mubadala Investment Company (Mubadala), the Abu Dhabi-based sovereign investor, announced today that they have reached agreement for Mubadala to purchase US$50 million of NextDecade’s common stock in a private placement. NextDecade will issue the common stock to Mubadala at a price of US$6.27 per share.

Mubadala’s investment further strengthens NextDecade’s capital position as the company continues to develop its Rio Grande LNG project, the largest liquefied natural gas (LNG) export solution linking Permian Basin associated gas to the global LNG market.

“We are honored to welcome Mubadala, a leading global investor, as a shareholder in our company,” said Matt Schatzman, Chairman and Chief Executive Officer of NextDecade. “Mubadala brings a valuable perspective on large-scale infrastructure investment and the growing role of LNG in the Middle East and other markets around the world. We look forward to a strong and lasting partnership.”

Khalifa Al Romaithi, Mubadala’s Executive Director, Midstream, said, “We are pleased to make this investment in NextDecade. We strongly believe that the Rio Grande LNG project is optimally positioned to provide a highly competitive export route for the abundant gas resources of the Permian Basin and a compelling commercial proposition for LNG customers, Permian producers and NextDecade shareholders alike. Our investment also reflects Mubadala’s positive outlook on the global gas market and the growing role of gas in the energy transition.”

As part of its investment in NextDecade, Mubadala will receive one seat on NextDecade’s board of directors. Mubadala will also have the right to contribute a certain amount of project-level capital upon the final investment decision of NextDecade’s Rio Grande LNG project.

Ends

About NextDecade Corporation

NextDecade is a liquefied natural gas (LNG) development company focused on LNG export projects and associated pipelines in Texas. NextDecade intends to develop the largest LNG export solution linking Permian Basin associated gas to the global LNG market, creating value for producers, customers, and stockholders. Its portfolio of LNG projects includes the 27 mtpa Rio Grande LNG export facility in Brownsville, Texas and the 4.5 Bcf/d Rio Bravo Pipeline that would transport natural gas from the Agua Dulce area to Rio Grande LNG. NextDecade’s common stock is listed on the Nasdaq Stock Market under the symbol “NEXT.” NextDecade is headquartered in Houston, Texas. For more information, visit www.next-decade.com.

About Mubadala

Mubadala Investment Company is a sovereign investor managing a global portfolio, aimed at generating sustainable financial returns for its shareholder, the Government of Abu Dhabi.

Mubadala’s US$229 billion portfolio spans five continents with interests in multiple sectors including aerospace, ICT, semiconductors, metals and mining, renewable energy, oil and gas, petrochemicals, utilities, healthcare, real estate, pharmaceuticals and medical technology, agribusiness and a global portfolio of financial holdings across all asset classes. Mubadala has offices in Rio de Janeiro, Moscow, New York and San Francisco, with a joint venture in Hong Kong.

Mubadala is a trusted partner, an engaged shareholder and a responsible global company that is committed to world-class standards of governance.

For more information visit: www.mubadala.com

NextDecade Forward-Looking Information

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “contemplate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “might,” “will,” “would,” “could,” “should,” “can have,” “likely,” “continue,” “design” and other words and terms of similar expressions are intended to identify forward-looking statements, and these statements may relate to the business of NextDecade and its subsidiaries. These statements have been based on NextDecade’s current assumptions, expectations, and projections about future events and trends and involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include uncertainties about progress in the development of NextDecade’s LNG liquefaction and export projects and the timing of that progress; government approval of construction and operation of NextDecade’s Rio Grande LNG and Rio Bravo Pipeline projects terminal at the Port of Brownsville in southern Texas (the “Terminal”) and an associated 137-mile pipeline to supply gas to the Terminal (the “Pipeline” and together with the Terminal, the “Project”) and the timing of that approval; the successful completion of the Project by third-party contractors; our ability to secure additional debt and equity financing in the future to complete the Project; the accuracy of estimated costs for the Project; statements that the Project, when completed, will have certain characteristics, including amounts of liquefaction capacities; NextDecade’s anticipated competitive advantage and technological innovation which may render its anticipated competitive advantage obsolete; the global demand for and price of natural gas (versus the price of imported LNG); the availability of LNG vessels worldwide; negotiations for the Terminal site lease and right-of-way options for the Pipeline route; changes in legislation and regulations relating to the LNG industry, including environmental laws and regulations that impose significant compliance costs and liabilities; risks related to doing business in and having counterparties in foreign countries; changes adversely affecting the business in which NextDecade is engaged; management of growth; general economic conditions; NextDecade’s ability to generate cash; compliance with environmental laws and regulations; the result of future financing efforts and applications for customary tax incentives; and other matters discussed in the “Risk Factors” section of NextDecade’s Annual Report on Form 10-K for the year ended December 31, 2018 and other subsequent reports filed with the Securities and Exchange Commission, all of which are incorporated herein by reference.

Additionally, any development of the Project remains contingent upon completing required commercial agreements, acquiring all necessary permits and approval, securing all financing commitments and potential tax incentives, achieving other customary conditions and making a final investment decision to proceed. The forward-looking statements in this press release speak as of the date of this release. Although NextDecade believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that the expectations will prove to be correct. NextDecade may from time to time voluntarily update its prior forward-looking statements, however, it disclaims any commitment to do so except as required by securities laws.

More information:

NextDecade (Houston)

Investors: ir@next-decade.com | + 1 (832) 910 8629

Media: communications@next-decade.com | + 1 (281) 249 5453

Mubadala (Abu Dhabi)

Andy Mitchell +971 55 700 7161 amitchell@mubadala.ae